Exhibit 21.1

List of GeoVera Insurance Holdings, Ltd. Subsidiaries*

GeoVera (Luxembourg I) Holdings S.a r.l.

GeoVera (Madeira I) Holdings, Lda.

GeoVera (Luxembourg III) Holdings S.a r.l.

GeoVera (Luxembourg II) Holdings S.a r.l.

GeoVera (Bermuda) Holdings, Ltd.

GeoVera Re Ltd.

GeoVera Holdings, Inc.

GeoVera Specialty Insurance Company

GeoVera Insurance Company

Pacific Select Property Insurance Company

GeoVera Specialty Insurance Services, Inc.

*	All subsidiaries are, directly or indirectly, wholly owned subsidiaries.